Exhibit 99.1

For Immediate Release | January 22, 2026 | Chico, California

TriCo Bancshares reports fourth quarter 2025 net income of $33.6 million & authorization of new share repurchase program

4Q25 Financial Highlights
•Net income was $33.6 million or $1.03 per diluted share as compared to $34.0 million or $1.04 per diluted share in the trailing quarter, and an increase of $4.6 million or 15.8% from the fourth quarter of 2024
•Net interest income (FTE) was $92.5 million, an increase of $2.7 million or 2.97% over the trailing quarter; net interest margin (FTE) was 4.02% in the recent quarter, an increase of 10 basis points over 3.92% in the trailing quarter
•Loan balances increased $104.3 million or 6.0% (annualized) from the trailing quarter and increased $342.6 million or 5.1% from the same quarter of the prior year
•Deposit balances decreased $70.6 million or 3.4% (annualized) from the trailing quarter and increased $176.3 million or 2.2% from the same quarter of the prior year. One-way sell deposit balances totaled $72.9 million at quarter end, as compared to zero for both the trailing quarter and same quarter of the prior year
•Average non-interest bearing deposits grew by 2.1% (annualized) and were 31.0% of total deposits during the quarter
•Yield on average earning assets was 5.23%, a decrease of 2 basis points over the 5.25% in the trailing quarter; yield on average loans was 5.77%, an increase of 2 basis points over the 5.75% in the trailing quarter
•The average cost of total deposits was 1.29%, an decrease of 10 basis points as compared to 1.39% in the trailing quarter, and a decrease of 17 basis points from 1.46% in the same quarter of the prior year

Executive Commentary:

“The strong performance trajectory which we close 2025 and start 2026 gives us good reason to be optimistic about our future. TriCo's foundation, built with exceptional employees and customers, consistently allows us to navigate a broad range of challenges and opportunities with confidence. Execution of our long-term strategies remain our primary focus, and we believe that alignment between the current economic outlook and our market positioning will be beneficial to the realization of our priorities,” said Rick Smith, Chairman and CEO.

Peter Wiese, EVP and CFO added, “The expansion of both net interest income and net interest margin, despite recent Federal Funds rate cuts, was certainly a highlight of the quarter and, given the slope of the yield curve, we continue to expect incremental improvement through 2026. While we also held expense growth to a minimum during 2025 (approximately 3%), year over year expense growth in 2026 is likely to accelerate (5%), but should still allow for positive operating leverage.”

Selected Financial Highlights
•For the quarter ended December 31, 2025, the Company’s return on average assets was 1.34%, while the return on average equity was 10.02%; for the trailing quarter ended September 30, 2025, the Company’s return on average assets was 1.36%, while the return on average equity was 10.47%
•Diluted earnings per share were $1.03 for the fourth quarter of 2025, compared to $1.04 for the trailing quarter and $0.88 during the fourth quarter of 2024
•The loan to deposit ratio was 86.05% as of December 31, 2025, as compared to 84.07% for the trailing quarter end. Management seeks to maintain this ratio within a range of 83.0% to 90.0% for purposes of revenue generation enhancement.
•The efficiency ratio was 54.68% for the quarter ended December 31, 2025, as compared to 56.18% for the trailing quarter
•The provision for credit losses was $3.0 million during the quarter ended December 31, 2025, as compared to $0.7 million during the trailing quarter
•The allowance for credit losses (ACL) to total loans was 1.77% as of December 31, 2025, compared to 1.78% as of the trailing quarter end, and 1.85% as of December 31, 2024. Non-performing assets to total assets were 0.72% on December 31, 2025, as compared to 0.72% as of September 30, 2025, and 0.48% at December 31, 2024. At December 31, 2025, the ACL represented 196% of non-performing loans

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-K for the period ended December 31, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	December 31, 2025	September 30, 2025
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$92,227	$89,555	$2,672	3.0%
Provision for credit losses	(3,000)	(670)	(2,330)	347.8%
Noninterest income	17,168	18,007	(839)	(4.7)%
Noninterest expense	(59,819)	(60,424)	605	(1.0)%
Provision for income taxes	(12,942)	(12,449)	(493)	4.0%
Net income	$33,634	$34,019	$(385)	(1.1)%
Diluted earnings per share	$1.03	$1.04	$(0.01)	(1.0)%
Dividends per share	$0.36	$0.36	$—	—%
Average common shares	32,445	32,542	(97)	(0.3)%
Average diluted common shares	32,631	32,723	(92)	(0.3)%
Return on average total assets	1.34%	1.36%
Return on average equity	10.02%	10.47%
Efficiency ratio	54.68%	56.18%

	Three months ended December 31,
(dollars and shares in thousands, except per share data)	2025	2024	$ Change	% Change
Net interest income	$92,227	$84,090	$8,137	9.7%
Provision for credit losses	(3,000)	(1,702)	(1,298)	76.3%
Noninterest income	17,168	16,275	893	5.5%
Noninterest expense	(59,819)	(59,775)	(44)	0.1%
Provision for income taxes	(12,942)	(9,854)	(3,088)	31.3%
Net income	$33,634	$29,034	$4,600	15.8%
Diluted earnings per share	$1.03	$0.88	$0.15	17.0%
Dividends per share	$0.36	$0.33	$0.03	9.1%
Average common shares	32,445	32,994	(549)	(1.7)%
Average diluted common shares	32,631	33,162	(531)	(1.6)%
Return on average total assets	1.34%	1.19%
Return on average equity	10.02%	9.30%
Efficiency ratio	54.68%	59.56%

	Twelve months ended December 31,
(dollars and shares in thousands, except per share data)	2025	2024	$ Change	% Change
Net interest income	$350,843	$331,434	$19,409	5.9%
Provision for credit losses	(12,063)	(6,632)	(5,431)	81.9%
Noninterest income	68,338	64,407	3,931	6.1%
Noninterest expense	(240,959)	(234,105)	(6,854)	2.9%
Provision for income taxes	(44,601)	(40,236)	(4,365)	10.8%
Net income	$121,558	$114,868	$6,690	5.8%
Diluted earnings per share	$3.70	$3.46	$0.24	6.9%
Dividends per share	$1.38	$1.32	$0.06	4.5%
Average common shares	32,672	33,088	(416)	(1.3)%
Average diluted common shares	32,855	33,230	(375)	(1.1)%
Return on average total assets	1.23%	1.18%
Return on average equity	9.45%	9.57%
Efficiency ratio	57.48%	59.14%

Balance Sheet Data
Total loans outstanding were $7.1 billion as of December 31, 2025, an increase of $342.6 million or 5.1% over December 31, 2024, and an increase of $104.3 million or 6.0% annualized as compared to the trailing quarter ended September 30, 2025. Investments decreased by $13.7 million and $194.2 million for the three and twelve month periods ended December 31, 2025, respectively, and ended the quarter with a balance of $1.84 billion or 18.8% of total assets. Quarterly average earning assets to quarterly total average assets was 91.9% on December 31, 2025, compared to 91.8% at December 31, 2024. The loan-to-deposit ratio was 86.1% on December 31, 2025, as compared to 83.7% at December 31, 2024. The Company did not utilize brokered deposits during 2025 or 2024 and continues to rely on organic deposit customers to fund cash flow timing differences.
Total shareholders' equity increased by $23.7 million during the quarter ended December 31, 2025, as net income of $33.6 million and a $10.4 million decrease in accumulated other comprehensive losses were partially offset by $11.7 million in cash dividends on common stock and $8.9 million in share repurchase activity. As a result, the Company’s book value increased to $41.07 per share at December 31, 2025, compared to $40.12 at September 30, 2025. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $31.52 per share at December 31, 2025, as compared to $30.61 at September 30, 2025. Changes in the fair value of available-for-sale investment securities, net of deferred taxes, continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change
Ending balances	December 31, 2025	September 30, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,822,063	$9,878,836	$(56,773)	(2.3)%
Total loans	7,111,087	7,006,824	104,263	6.0
Total investments	1,842,417	1,856,133	(13,716)	(3.0)
Total deposits	8,263,901	8,334,461	(70,560)	(3.4)
Total other borrowings	11,713	17,039	(5,326)	(125.0)
Loans outstanding increased by $104.3 million or 6.0% on an annualized basis during the quarter ended December 31, 2025. During the quarter, loan originations/draws totaled approximately $502.8 million while payoffs/repayments of loans totaled $367.3 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $424.6 million and $377.1 million, respectively. Origination volume remains in-line in with the trajectory of historical levels, as interest rates continue to contract from the highs experienced in early 2025, and the macro-economic outlook remains optimistic for borrowers following the passage of tax and spending legislation that is expected to promote continued economic expansion. The activity within loan payoffs/repayments remained consistent with the trailing quarter and spread amongst numerous borrowers, regions and loan types.
Investment security balances decreased $13.7 million or 3.0% on an annualized basis during the quarter as a result of net prepayments/maturities of $56.7 million, and sales of $20.6 million, partially offset by net increases in the market value of securities of $14.7 million and purchases of $49.3 million. Investment security purchases were comprised of fixed rate agency mortgage-backed securities and collateralized loan obligations. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.
Deposit balances decreased by $70.6 million or 3.4% annualized during the period, which is consistent with the one-way sale of deposits totaling $72.9 million as of December 31, 2025. There were no deposit sales as of any comparable quarter end.

Average Trailing Quarter Balance Sheet Change
Quarterly average balances for the period ended	December 31, 2025	September 30, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,929,582	$9,900,675	$28,907	1.2%
Total loans	7,023,749	6,971,860	51,889	3.0
Total investments	1,840,956	1,869,394	(28,438)	(6.1)
Total deposits	8,376,361	8,361,600	14,761	0.7
Total other borrowings	13,705	17,495	(3,790)	(86.7)

Year Over Year Balance Sheet Change
Ending balances	As of December 31,			% Change
(dollars in thousands)	2025	2024	$ Change
Total assets	$9,822,063	$9,673,728	$148,335	1.5%
Total loans	7,111,087	6,768,523	342,564	5.1
Total investments	1,842,417	2,036,610	(194,193)	(9.5)
Total deposits	8,263,901	8,087,576	176,325	2.2
Total other borrowings	11,713	89,610	(77,897)	(86.9)

Net Interest Income and Net Interest Margin
The Company's yield on loans for the fourth quarter was 5.77%, an increase of 2 basis point from 5.75% as of the trailing quarter end and a decrease of 1 basis point as compared to 5.78% for the quarter ended December 31, 2024. The tax equivalent yield on the Company's investment security portfolio was 3.35% for the quarter ended December 31, 2025, a decrease of 14 basis points from the trailing quarter end of 3.49% and a decrease of 3 basis points from the 3.38% earned during the three months ended December 31, 2024. As compared to the trailing quarter, costs on interest-bearing deposits decreased by 12 basis points, while costs on interest-bearing liabilities declined by 15 basis points. The cost of total interest-bearing deposits decreased by 28 basis points, while the costs of total interest-bearing liabilities decreased by 37 basis points, respectively, between the three-month periods ended December 31, 2025 and 2024, respectively.
The FOMC cut short-term interest rates during the current quarter by 50 basis points, following a 25 basis point reduction during the third quarter. The fully tax-equivalent net interest income and net interest margin was $92.5 million and 4.02%, respectively, for the quarter ended December 31, 2025, and was $89.8 million and 3.92%, respectively, for the trailing quarter ended September 30, 2025. More specifically, the net interest rate spread improved by 13 basis points to 3.33% for the quarter ended December 31, 2025, as compared to the trailing quarter, while the net interest margin improved by 10 basis points to 4.02% over the same period.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of December 31, 2025, September 30, 2025, and December 31, 2024, deposits priced utilizing these customized strategies totaled $898.9 million, $1.0 billion, and $1.1 billion and carried weighted average rates of 3.05%, 3.33% and 3.59%, respectively.

	Three months ended
	December 31, 2025	September 30, 2025
(dollars in thousands)			Change	% Change
Interest income	$120,147	$119,987	$160	0.1%
Interest expense	(27,920)	(30,432)	2,512	(8.3)%
Fully tax-equivalent adjustment (FTE) (1)	260	262	(2)	(0.8)%
Net interest income (FTE)	$92,487	$89,817	$2,670	3.0%
Net interest margin (FTE)	4.02%	3.92%

Acquired loans discount accretion, net:
Amount (included in interest income)	$915	$996	$(81)	(8.1)%
Net interest margin less effect of acquired loan discount accretion(1)	3.98%	3.88%	0.10%

	Three months ended December 31,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$120,147	$116,842	$3,305	2.8%
Interest expense	(27,920)	(32,752)	4,832	(14.8)%
Fully tax-equivalent adjustment (FTE) (1)	260	266	(6)	(2.3)%
Net interest income (FTE)	$92,487	$84,356	$8,131	9.6%
Net interest margin (FTE)	4.02%	3.76%

Acquired loans discount accretion, net:
Amount (included in interest income)	$915	$1,129	$(214)	(19.0)%
Net interest margin less effect of acquired loan discount accretion(1)	3.98%	3.71%	0.27%

	Twelve months ended December 31,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$470,572	$466,638	$3,934	0.8%
Interest expense	(119,729)	(135,204)	15,475	(11.4)%
Fully tax-equivalent adjustment (FTE) (1)	1,050	1,085	(35)	(3.2)%
Net interest income (FTE)	$351,893	$332,519	$19,374	5.8%
Net interest margin (FTE)	3.89%	3.71%

Acquired loans discount accretion, net:
Amount (included in interest income)	$5,153	$4,329	$824	19.0%
Net interest margin less effect of acquired loan discount accretion(1)	3.83%	3.66%	0.17%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common and customary practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change in Net Interest Margin on Earning Assets

	Three months ended			Three months ended			Three months ended
	December 31, 2025			September 30, 2025			December 31, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$7,023,749	$102,231	5.77%	$6,971,860	$101,004	5.75%	$6,720,732	$97,692	5.78%
Investments-taxable	1,710,394	14,404	3.34%	1,737,273	15,321	3.50%	1,932,839	16,413	3.38%
Investments-nontaxable (1)	130,562	1,126	3.42%	132,121	1,134	3.41%	133,598	1,152	3.43%
Total investments	1,840,956	15,530	3.35%	1,869,394	16,455	3.49%	2,066,437	17,565	3.38%
Cash at Fed Reserve and other banks	262,724	2,646	4.00%	249,646	2,790	4.43%	144,908	1,851	5.08%
Total earning assets	9,127,429	120,407	5.23%	9,090,900	120,249	5.25%	8,932,077	117,108	5.22%
Other assets, net	802,153			809,775			793,566
Total assets	$9,929,582			$9,900,675			$9,725,643
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,831,148	$6,266	1.36%	$1,850,733	$6,649	1.43%	$1,723,059	$5,704	1.32%
Savings deposits	2,848,212	11,651	1.62%	2,855,750	12,965	1.80%	2,699,084	12,666	1.87%
Time deposits	1,097,570	9,284	3.36%	1,107,646	9,587	3.43%	1,111,024	11,518	4.12%
Total interest-bearing deposits	5,776,930	27,201	1.87%	5,814,129	29,201	1.99%	5,533,167	29,888	2.15%
Other borrowings	13,705	1	0.03%	17,495	3	0.07%	95,202	1,066	4.45%
Junior subordinated debt	41,238	718	6.91%	71,477	1,228	6.82%	101,173	1,798	7.07%
Total interest-bearing liabilities	5,831,873	27,920	1.90%	5,903,101	30,432	2.05%	5,729,542	32,752	2.27%
Noninterest-bearing deposits	2,599,431			2,547,471			2,585,496
Other liabilities	165,974			160,568			169,083
Shareholders’ equity	1,332,304			1,289,535			1,241,522
Total liabilities and shareholders’ equity	$9,929,582			$9,900,675			$9,725,643
Net interest rate spread (1) (2)			3.33%			3.20%			2.95%
Net interest income and margin (1) (3)		$92,487	4.02%		$89,817	3.92%		$84,356	3.76%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended December 31, 2025, increased $2.7 million or 3.0% to $92.5 million compared to $89.8 million during the three months ended September 30, 2025. Net interest margin totaled 4.02% for the three months ended December 31, 2025, an increase of 10 basis points from the trailing quarter. The increase in net interest income is primarily attributed to a $2 million reduction in interest expense on deposits, led by $1.3 million in benefit from savings deposit accounts. The net interest margin was further enhanced by reductions in interest expense on junior subordinated debt of $0.5 million as compared to the trailing quarter, following the early extinguishment of subordinated debt with a recorded book value of $59.9 million during the third quarter. In addition, the average balance of noninterest-bearing deposits increased by $52.0 million from the three-month average for the period ended September 30, 2025.

As compared to the same quarter in the prior year, average loan yields decreased 1 basis points from 5.78% during the three months ended December 31, 2024, to 5.77% during the three months ended December 31, 2025. The accretion of discounts from acquired loans added 5 basis points to loan yields during both quarters ended December 31, 2025 and December 31, 2024, respectively. The cost of interest-bearing deposits decreased by 28 basis points between the quarter ended December 31, 2025, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits increased by $13.9 million from the three-month average for the period ended December 31, 2024.

For the quarter ended December 31, 2025, the ratio of average total noninterest-bearing deposits to total average deposits was 31.0%, as compared to 30.5% and 31.8% for the quarters ended September 30, 2025 and December 31, 2024, respectively.

	Twelve months ended December 31, 2025			Twelve months ended December 31, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,913,337	$397,308	5.75%	$6,747,072	$390,491	5.79%
Investments-taxable	1,787,112	60,398	3.38%	2,008,823	68,434	3.41%
Investments-nontaxable (1)	132,154	4,551	3.44%	136,530	4,700	3.44%
Total investments	1,919,266	64,949	3.38%	2,145,353	73,134	3.41%
Cash at Fed Reserve and other banks	216,083	9,365	4.33%	80,439	4,098	5.09%
Total earning assets	9,048,686	471,622	5.21%	8,972,864	467,723	5.21%
Other assets, net	806,100			784,462
Total assets	$9,854,786			$9,757,326
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,829,324	$25,212	1.38%	$1,734,900	$22,998	1.33%
Savings deposits	2,808,876	49,060	1.75%	2,677,726	49,028	1.83%
Time deposits	1,106,959	39,033	3.53%	999,143	41,100	4.11%
Total interest-bearing deposits	5,745,159	113,305	1.97%	5,411,769	113,126	2.09%
Other borrowings	35,585	1,065	2.99%	294,318	14,706	5.00%
Junior subordinated debt	78,604	5,359	6.82%	101,139	7,372	7.29%
Total interest-bearing liabilities	5,859,348	119,729	2.04%	5,807,226	135,204	2.33%
Noninterest-bearing deposits	2,544,718			2,584,904
Other liabilities	163,761			165,056
Shareholders’ equity	1,286,959			1,200,140
Total liabilities and shareholders’ equity	$9,854,786			$9,757,326
Net interest rate spread (1) (2)			3.17%			2.88%
Net interest income and margin (1) (3)		$351,893	3.89%		$332,519	3.71%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of December 31, 2025, the Company's loan portfolio consisted of approximately $7.1 billion in outstanding principal with a weighted average coupon rate of 5.56%. During the three-month periods ending December 31, 2025, September 30, 2025, and December 31, 2024, the weighted average coupon on loan production in the quarter was 6.31%, 6.71% and 6.94%, respectively. Included in the December 31, 2025 total loans balance are adjustable rate loans totaling $4.7 billion, of which $1.0 billion are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $287.7 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended December 31, 2025, the Company recorded a provision for credit losses of $3.0 million, as compared to $0.7 million during the trailing quarter, and $1.7 million during the fourth quarter of 2024.

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Addition to allowance for credit losses	$2,400	$730	$1,812	$10,318	$6,482
(Reduction) addition to reserve for unfunded loan commitments	600	(60)	(110)	1,745	150
Total provision for credit losses	$3,000	$670	$1,702	$12,063	$6,632

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Balance, beginning of period	$124,571	$124,455	$123,760	$125,366	$121,522
Provision for credit losses	2,400	730	1,812	10,318	6,482
Loans charged-off	(1,345)	(737)	(722)	(11,051)	(4,051)
Recoveries of previously charged-off loans	136	123	516	1,129	1,413
Balance, end of period	$125,762	$124,571	$125,366	$125,762	$125,366
The allowance for credit losses (ACL) was $125.8 million or 1.77% of total loans as of December 31, 2025. The provision for credit losses on loans of $2.4 million recorded during the current quarter resulted, primarily, from an increase of approximately $1.6 million in reserves on collectively evaluated loans and $1.0 million to replenish specific reserves following net charge-offs on totaling $1.2 million.
The charge-offs incurred on collectively evaluated loans during the quarter ended December 31, 2025 were primarily concentrated within non-performing agriculture real-estate loans which had been identified by management as non-performing during previous quarters. Observable market valuations associated with agricultural real estate remain consistent as compared to the trailing quarter, while the stable water supply and improving commodity prices for the crops associated with collateral for these loans are reflected by improving cash flows. Management believes the provisioning for these individually analyzed relationships is sufficient relative to expected future losses, if any.
The $1.6 million recorded for general reserves is primarily attributed to net loan growth for the quarter of approximately $104.3 million. Additionally, Management notes that economic indicators through the end of the current quarter, as well as actual and forecasted trends including, but not limited to, unemployment, gross domestic product, and corporate borrowing rates continued to evidence stability and were supportive of general economic expansion, and consistent or slightly improved as compared with the trailing period ended September 30, 2025. While this is aligned with the Company's direct experiences with borrowers, Management's proactive portfolio management policies and ongoing dialogue with borrowers suggests caution continues to be warranted. Actions by the Federal Reserve to further cut rates during 2026 or stimulative policies by the Federal government may help further improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to monetary policy assumptions. Furthermore, political policy risks both domestic and international remain unresolved, which could quickly lead to further negative effects on domestic economic outcomes. The uncertainties related to the nature, duration and potential economic impact from tariffs, and their legal standing, continue to present challenges in correlating potential improvement of credit risks within the Company's loan portfolio. Therefore, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.

(dollars in thousands)	As of December 31, 2025	% of Loans Outstanding	As of September 30, 2025	% of Loans Outstanding	As of December 31, 2024	% of Loans Outstanding
Risk Rating:
Pass	$6,874,545	96.7%	$6,785,679	96.8%	$6,539,560	96.7%
Special Mention	109,768	1.5%	89,352	1.3%	110,935	1.6%
Substandard	126,774	1.8%	131,793	1.9%	118,028	1.7%
Total	$7,111,087	100.0%	$7,006,824	100.0%	$6,768,523	100.0%

Classified loans to total loans	1.78%		1.88%		1.74%
Loans past due 30+ days to total loans	0.53%		0.65%		0.48%
ACL to non-performing loans	195.84%		189.76%		284.30%
The ratio of classified loans to total loans of 1.78% as of December 31, 2025, was down 10 basis points from September 30, 2025, but increased 4 basis points from the comparative quarter ended 2024. The change in classified loans outstanding as compared to the trailing quarter represented a decrease of approximately $5.0 million.
Loans past due 30 days or more decreased by $7.8 million during the quarter ended December 31, 2025, to $37.9 million, as compared to $45.7 million at September 30, 2025. The majority of loans identified as past due are well-secured by collateral, and approximately $14.5 million are less than 90 days delinquent.
Non-performing loans decreased by $1.4 million during the quarter ended December 31, 2025 to $64.2 million as compared to $65.6 million at September 30, 2025. The credit and collateral profiles of non-performing loans remain generally consistent with the trailing quarter. As noted previously, management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. We anticipate that these proactive strategies within agriculture commercial real estate loans will further benefit from the continued improvement in agricultural commodity prices, stable water supply, and growing crop demand. Of the $64.2 million loans designated as non-performing as of December 31, 2025, approximately $36.7 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of December 31, 2025, other real estate owned consisted of 12 properties with a carrying value of approximately $6.2 million, as compared to 10 properties with a carrying value of $5.4 million at September 30, 2025. Non-performing assets of $70.5 million at December 31, 2025, represented 0.72% of total assets, a change from $71.1 million or 0.72% and $46.9 million or 0.48% as of September 30, 2025 and December 31, 2024, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of December 31, 2025		As of September 30, 2025		As of December 31, 2024
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$40,300	1.61%	$41,179	1.68%	$37,229	1.60%
CRE - Owner Occupied	12,712	1.25%	11,930	1.15%	15,747	1.64%
Multifamily	17,327	1.60%	15,706	1.50%	15,913	1.55%
Farmland	5,193	2.07%	6,202	2.40%	3,960	1.49%
Total commercial real estate loans	75,532	1.56%	75,017	1.57%	72,849	1.59%
Consumer:
SFR 1-4 1st Liens	11,045	1.31%	11,022	1.30%	14,227	1.65%
SFR HELOCs and Junior Liens	13,264	3.07%	12,362	3.07%	10,411	2.86%
Other	1,974	4.85%	2,364	5.48%	2,825	4.87%
Total consumer loans	26,283	2.00%	25,748	1.99%	27,463	2.14%

Commercial and Industrial	11,430	2.46%	9,089	2.01%	14,397	3.05%
Construction	8,231	2.73%	10,792	3.61%	7,224	2.58%
Agricultural Production	4,265	2.47%	3,901	2.40%	3,403	2.24%
Leases	21	0.44%	24	0.44%	30	0.44%
Allowance for credit losses	125,762	1.77%	124,571	1.78%	125,366	1.85%
Reserve for unfunded loan commitments	7,745		7,145		6,000
Total allowance for credit losses	$133,507	1.88%	$131,716	1.88%	$131,366

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements, which are expected to be amortized over the life of the loans. As of December 31, 2025, the unamortized discount associated with acquired loans totaled $14.9 million, which, when combined with the total allowance for credit losses above, represents 2.09% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	Change	% Change
ATM and interchange fees	$6,352	$6,493	$(141)	(2.2)%
Service charges on deposit accounts	5,416	5,448	(32)	(0.6)%
Other service fees	1,432	1,485	(53)	(3.6)%
Mortgage banking service fees	429	430	(1)	(0.2)%
Change in value of mortgage servicing rights	(263)	(105)	(158)	(150.5)%
Total service charges and fees	13,366	13,751	(385)	(2.8)%
Increase in cash value of life insurance	862	871	(9)	(1.0)%
Asset management and commission income	1,970	1,932	38	2.0%
Gain on sale of loans	432	327	105	32.1%
Lease brokerage income	26	82	(56)	(68.3)%
Sale of customer checks	326	311	15	4.8%
(Loss) gain on sale of investment securities	19	(2,124)	2,143	(100.9)%
(Loss) gain on marketable equity securities	11	26	(15)	(57.7)%
Other income	156	2,831	(2,675)	(94.5)%
Total other non-interest income	3,802	4,256	(454)	(10.7)%
Total non-interest income	$17,168	$18,007	$(839)	(4.7)%

Total non-interest income decreased $0.8 million or 4.7% to $17.2 million during the three months ended December 31, 2025, compared to $18.0 million during the quarter ended September 30, 2025. Non-interest income activity during the quarter was generally flat as compared with the trailing quarter, after excluding the prior period non-recurring gain of approximately $2.5 million in other income related to the early extinguishment of $59.9 million in subordinated debt and losses of approximately $2.1 million from the sale of $28.5 million in investment securities.

	Three months ended December 31,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$6,352	$6,306	$46	0.7%
Service charges on deposit accounts	5,416	4,962	454	9.1%
Other service fees	1,432	1,425	7	0.5%
Mortgage banking service fees	429	434	(5)	(1.2)%
Change in value of mortgage servicing rights	(263)	(12)	(251)	(2,091.7)%
Total service charges and fees	13,366	13,115	251	1.9%
Increase in cash value of life insurance	862	837	25	3.0%
Asset management and commission income	1,970	1,584	386	24.4%
Gain on sale of loans	432	334	98	29.3%
Lease brokerage income	26	78	(52)	(66.7)%
Sale of customer checks	326	300	26	8.7%
(Loss) gain on sale or exchange of investment securities	19	—	19	100.0%
(Loss) gain on marketable equity securities	11	(81)	92	(113.6)%
Other income	156	108	48	44.4%
Total other non-interest income	3,802	3,160	642	20.3%
Total non-interest income	$17,168	$16,275	$893	5.5%
Non-interest income increased $0.9 million or 5.5% to $17.2 million during the three months ended December 31, 2025, compared to $16.3 million during the comparative quarter ended December 31, 2024. Growth in deposit related transactional activities during the quarter contributed to the elevated service fees, which increased by a combined $0.5 million as compared to the equivalent period in 2024. Further, elevated activity and volume of assets under management drove an increase of $0.4 million or 24.4% in asset management and commission income for the period ended December 31, 2025, as compared to the same period in 2024.

	Twelve months ended December 31,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$25,541	$25,319	$222	0.9%
Service charges on deposit accounts	20,967	19,451	1,516	7.8%
Other service fees	5,761	5,301	460	8.7%
Mortgage banking service fees	1,736	1,739	(3)	(0.2)%
Change in value of mortgage servicing rights	(560)	(480)	(80)	(16.7)%
Total service charges and fees	53,445	51,330	2,115	4.1%
Increase in cash value of life insurance	3,395	3,257	138	4.2%
Asset management and commission income	7,025	5,573	1,452	26.1%
Gain on sale of loans	1,606	1,532	74	4.8%
Lease brokerage income	224	455	(231)	(50.8)%
Sale of customer checks	1,300	1,216	84	6.9%
(Loss) gain on sale or exchange of investment securities	(3,247)	(43)	(3,204)	(7,451.2)%
(Loss) gain on marketable equity securities	84	126	(42)	(33.3)%
Other income	4,506	961	3,545	368.9%
Total other non-interest income	14,893	13,077	1,816	13.9%
Total non-interest income	$68,338	$64,407	$3,931	6.1%
Non-interest income increased $3.9 million or 6.1% to $68.3 million during the twelve months ended December 31, 2025, compared to $64.4 million during the comparative twelve months ended December 31, 2024. As noted above increased balances and transaction volume in both deposits and assets under management, service charges and customer fees are elevated in the 2025 period, along with asset management and commission income. During 2025, other income increased by $3.5 million due to $2.5 million gain on early extinguishment of subordinated debt mentioned above, in addition to $1.2 million gain on life insurance benefits during the first quarter. As a partial offset, the Company incurred losses on the sale of investment securities totaling approximately $3.2 million, generating proceeds of $58.5 million.

Non-interest Expense

	Three months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	Change	% Change
Base salaries, net of deferred loan origination costs	$25,048	$25,340	$(292)	(1.2)%
Incentive compensation	6,002	5,351	651	12.2%
Benefits and other compensation costs	5,851	7,038	(1,187)	(16.9)%
Total salaries and benefits expense	36,901	37,729	(828)	(2.2)%
Occupancy	4,515	4,388	127	2.9%
Data processing and software	5,363	4,838	525	10.9%
Equipment	1,417	1,269	148	11.7%
Intangible amortization	482	482	—	—%
Advertising	774	647	127	19.6%
ATM and POS network charges	1,981	1,911	70	3.7%
Professional fees	1,375	1,842	(467)	(25.4)%
Telecommunications	476	503	(27)	(5.4)%
Regulatory assessments and insurance	1,319	1,282	37	2.9%
Postage	382	353	29	8.2%
Operational loss	413	544	(131)	(24.1)%
Courier service	575	577	(2)	(0.3)%
(Gain) loss on sale or acquisition of foreclosed assets	257	—	257	100.0%
(Gain) loss on disposal of fixed assets	6	21	(15)	(71.4)%
Other miscellaneous expense	3,583	4,038	(455)	(11.3)%
Total other non-interest expense	22,918	22,695	223	1.0%
Total non-interest expense	$59,819	$60,424	$(605)	(1.0)%
Average full-time equivalent staff	1,135	1,154	(19)	(1.6)%
Total non-interest expense for the quarter ended December 31, 2025, decreased $0.6 million or 1.0% to $59.8 million as compared to $60.4 million during the trailing quarter ended September 30, 2025. Total salaries and benefits expense, the largest non-interest expense component, decreased by $0.8 million or 2.2%, in line with the overall reduction in FTEs during the period and the curtailment of benefits only allocated to those employed as of the last day of the fiscal year. Changes in other non-interest expense line items were mixed, but essentially flat on a net basis for the quarter ended December 31, 2025 with an increase of $0.2 million.

	Three months ended December 31,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$25,048	$24,583	$465	1.9%
Incentive compensation	6,002	4,568	1,434	31.4%
Benefits and other compensation costs	5,851	6,175	(324)	(5.2)%
Total salaries and benefits expense	36,901	35,326	1,575	4.5%
Occupancy	4,515	4,206	309	7.3%
Data processing and software	5,363	5,493	(130)	(2.4)%
Equipment	1,417	1,364	53	3.9%
Intangible amortization	482	1,030	(548)	(53.2)%
Advertising	774	1,118	(344)	(30.8)%
ATM and POS network charges	1,981	1,791	190	10.6%
Professional fees	1,375	1,747	(372)	(21.3)%
Telecommunications	476	477	(1)	(0.2)%
Regulatory assessments and insurance	1,319	1,300	19	1.5%
Postage	382	346	36	10.4%
Operational loss	413	482	(69)	(14.3)%
Courier service	575	538	37	6.9%
(Gain) loss on sale or acquisition of foreclosed assets	257	(61)	318	(521.3)%
(Gain) loss on disposal of fixed assets	6	7	(1)	(14.3)%
Other miscellaneous expense	3,583	4,611	(1,028)	(22.3)%
Total other non-interest expense	22,918	24,449	(1,531)	(6.3)%
Total non-interest expense	$59,819	$59,775	$44	0.1%
Average full-time equivalent staff	1,135	1,172	(37)	(3.2)%

Total non-interest expense increased $0.04 million or 0.1% to $59.8 million during the three months ended December 31, 2025, as compared to $59.8 million for the quarter ended December 31, 2024. Total salaries and benefits expense increased by $1.6 million or 4.5%, led by incentive compensation cost increases of $1.4 million, reflecting elevated levels of loan production and overall Bank performance during the fourth quarter of 2025, as compared to 2024. Other non-interest expense line items generally evidenced broad based incremental improvements for the quarter ended December 31, 2025, resulting in a net decrease of $1.5 million, led by other miscellaneous expense declines of $1.0 million, largely from fewer expenses related to real estate owned and business travel.

	Twelve months ended December 31,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$101,546	$96,862	$4,684	4.8%
Incentive compensation	20,614	16,897	3,717	22.0%
Benefits and other compensation costs	27,611	26,822	789	2.9%
Total salaries and benefits expense	149,771	140,581	9,190	6.5%
Occupancy	17,180	16,411	769	4.7%
Data processing and software	20,218	20,952	(734)	(3.5)%
Equipment	5,159	5,424	(265)	(4.9)%
Intangible amortization	1,961	4,120	(2,159)	(52.4)%
Advertising	3,433	3,851	(418)	(10.9)%
ATM and POS network charges	7,586	7,151	435	6.1%
Professional fees	6,402	6,794	(392)	(5.8)%
Telecommunications	1,980	2,053	(73)	(3.6)%
Regulatory assessments and insurance	5,181	4,951	230	4.6%
Postage	1,440	1,329	111	8.4%
Operational loss	1,651	1,681	(30)	(1.8)%
Courier service	2,184	2,119	65	3.1%
(Gain) loss on sale or acquisition of foreclosed assets	254	(73)	327	(447.9)%
(Gain) loss on disposal of fixed assets	117	19	98	515.8%
Other miscellaneous expense	16,442	16,742	(300)	(1.8)%
Total other non-interest expense	91,188	93,524	(2,336)	(2.5)%
Total non-interest expense	$240,959	$234,105	$6,854	2.9%
Average full-time equivalent staff	1,164	1,170	(6)	(0.5)%
Non-interest expense increased $6.9 million or 2.9% to $241.0 million during the twelve months ended December 31, 2025, as compared to $234.1 million for the twelve months ended December 31, 2024. The largest component was salaries and benefits expense which increased $9.2 million or 6.5% to $149.8 million as compared to 2024, attributed to a combination of routine merit increases, increased incentive compensation from elevated levels of both loan and deposit production, and targeted strategic hiring. Other non-interest expense line items evidenced broad based but incremental decreases, driving a net decrease of $2.3 million year over year. For the year ended 2026, Management anticipates that total non-interest expenses will increase by approximately 5% as compared to the 2.9% experienced in the 2025 year.

Provision for Income Taxes
The Company’s effective tax rate was 27.8% for the quarter ended December 31, 2025, as compared to 26.8% for the quarter ended September 30, 2025, and 25.9% for the year ended December 31, 2024. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Share Repurchase Program
The Company's Board of Directors approved the authorization to repurchase up to 2,000,000 shares of the Company’s common stock, no par value per share which approximates 6.2% of the currently outstanding common shares. The Company’s 2025 Share Repurchase Program replaces and supersedes the current 2021 Share Repurchase Program which has been terminated. Under the new program, management is authorized to repurchase shares at its discretion through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in a manner that is intended to comply with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. The Board may suspend or discontinue the program at any time. Therefore, the total value of the shares to be purchased under the program is subject to change. Based on the closing price of the Company's stock on January 20, 2026, of $48.55, the repurchase of all shares authorized under the 2025 Share Repurchase Program would represent approximately $97.1 million in value.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing services in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic, geopolitical, and other challenges and uncertainties, including those related to actual or potential policies and actions from the U.S. administration, such as tariffs and reciprocal actions by other countries or regions and their ultimate impact on us, our customers, financial markets, and the overall U.S. and global economies; the uncertainty of rapidly evolving and changing U.S. trade policies and practices; inflation/deflation, interest rate, market and monetary fluctuations/volatility; increases in unemployment rates; slowing economic growth or recession in the U.S. and other countries or regions; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions or adverse regulatory findings affecting our ability to successfully market and price our products to consumers; systemic or non-systemic bank failures or crises and any related impact on depositor behavior or investor sentiment; the impacts of international hostilities, wars, terrorism or geopolitical events; risks related to the sufficiency of liquidity, including our ability to attract and maintain deposits; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events and their effects on our customers and the economic and business environments in which we operate; current and future economic and market conditions of the local economies in which we conduct operations; declines in housing and commercial real estate prices and changes in the financial performance and/or condition of our borrowers; the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the volatility of the stock market and its impact on our stock price and our ability to conduct acquisitions; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new markets; our future operating or financial performance, including our outlook for future growth and our ability to control expenses; changes in the level and direction of our nonperforming assets and charge-offs and the appropriateness of the allowance for credit losses; the effectiveness of us managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; the impact of alternative currencies such as stablecoin and other cryptocurrencies on our ability to attract deposits; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including electronic payments and payment of checks, that were authorized by the customer but induced by fraud; the challenges of attracting, integrating and retaining key employees; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; the vulnerability of our operational or security systems or infrastructure, the systems of third- and fourth-party vendors or other service providers with whom we contract, and our customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the effectiveness of our risk management framework and quantitative models; the emergence or continuation of widespread health emergencies or pandemics; potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” Section of TriCo’s Annual Report on Form 10-K for the year ended December 31, 2024, Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Revenue and Expense Data
Interest income	$120,147	$119,987	$116,361	$114,077	$116,842
Interest expense	27,920	30,432	29,842	31,535	32,752
Net interest income	92,227	89,555	86,519	82,542	84,090
Provision for credit losses	3,000	670	4,665	3,728	1,702
Noninterest income:
Service charges and fees	13,366	13,751	13,650	12,678	13,115
(Loss) gain on sale or exchange of investment securities	19	(2,124)	4	(1,146)	—
Other income	3,783	6,380	3,436	4,541	3,160
Total noninterest income	17,168	18,007	17,090	16,073	16,275
Noninterest expense:
Salaries and benefits	36,901	37,729	38,286	36,855	35,326
Occupancy and equipment	5,932	5,657	5,389	5,361	5,570
Data processing and network	7,344	6,749	6,802	6,909	7,284
Other noninterest expense	9,642	10,289	10,654	10,460	11,595
Total noninterest expense	59,819	60,424	61,131	59,585	59,775
Total income before taxes	46,576	46,468	37,813	35,302	38,888
Provision for income taxes	12,942	12,449	10,271	8,939	9,854
Net income	$33,634	$34,019	$27,542	$26,363	$29,034
Share Data
Basic earnings per share	$1.04	$1.04	$0.84	$0.80	$0.88
Diluted earnings per share	$1.03	$1.04	$0.84	$0.80	$0.88
Dividends per share	$0.36	$0.36	$0.33	$0.33	$0.33
Book value per common share	$41.07	$40.12	$38.92	$38.17	$37.03
Tangible book value per common share (1)	$31.52	$30.61	$29.40	$28.73	$27.60
Shares outstanding	32,334,974	32,506,880	32,550,264	32,892,488	32,970,425
Weighted average common shares	32,444,684	32,542,401	32,757,378	32,952,541	32,993,975
Weighted average diluted common shares	32,630,819	32,723,358	32,935,750	33,129,161	33,161,715
Credit Quality
Allowance for credit losses to gross loans	1.77%	1.78%	1.79%	1.88%	1.85%
Loans past due 30 days or more	$37,931	$45,712	$42,965	$44,753	$32,711
Total nonperforming loans	$64,218	$65,647	$64,783	$54,854	$44,096
Total nonperforming assets	$70,464	$71,077	$67,466	$57,539	$46,882
Loans charged-off	$1,345	$737	$8,595	$374	$722
Loans recovered	$136	$123	$102	$768	$516
Selected Financial Ratios
Return on average total assets	1.34%	1.36%	1.13%	1.09%	1.19%
Return on average equity	10.02%	10.47%	8.68%	8.54%	9.30%
Average yield on loans	5.77%	5.75%	5.76%	5.71%	5.78%
Average yield on interest-earning assets	5.23%	5.25%	5.21%	5.15%	5.22%
Average rate on interest-bearing deposits	1.87%	1.99%	1.97%	2.06%	2.15%
Average cost of total deposits	1.29%	1.39%	1.37%	1.43%	1.46%
Average cost of total deposits and other borrowings	1.29%	1.38%	1.37%	1.46%	1.50%
Average rate on borrowings & subordinated debt	5.19%	5.49%	5.84%	5.68%	5.80%
Average rate on interest-bearing liabilities	1.90%	2.05%	2.05%	2.18%	2.27%
Net interest margin (fully tax-equivalent) (1)	4.02%	3.92%	3.88%	3.73%	3.76%
Loans to deposits	86.05%	84.07%	83.08%	83.13%	83.69%
Efficiency ratio	54.68%	56.18%	59.00%	60.42%	59.56%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$915	$996	$1,247	$1,995	$1,129
All other loan interest income (1)	$101,316	$100,008	$97,448	$93,383	$96,563
Total loan interest income (1)	$102,231	$101,004	$98,695	$95,378	$97,692

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Cash and due from banks	$157,014	$298,820	$314,268	$308,250	$144,956
Securities, available for sale, net	1,734,623	1,743,437	1,818,032	1,854,998	1,907,494
Securities, held to maturity, net	90,544	95,446	101,672	106,868	111,866
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	2,695	2,785	1,577	2,028	709
Loans:
Commercial real estate	4,853,762	4,793,394	4,730,732	4,634,446	4,577,632
Consumer	1,314,610	1,293,909	1,288,691	1,279,878	1,281,059
Commercial and industrial	464,428	453,221	467,564	457,189	471,271
Construction	301,045	298,774	304,920	298,319	279,933
Agriculture production	172,494	162,338	161,457	144,588	151,822
Leases	4,748	5,188	5,629	6,354	6,806
Total loans, gross	7,111,087	7,006,824	6,958,993	6,820,774	6,768,523
Allowance for credit losses	(125,762)	(124,571)	(124,455)	(128,423)	(125,366)
Total loans, net	6,985,325	6,882,253	6,834,538	6,692,351	6,643,157
Premises and equipment	69,724	70,509	70,092	70,475	70,287
Cash value of life insurance	137,253	136,391	135,520	134,678	140,149
Accrued interest receivable	33,652	32,126	32,534	32,536	34,810
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	4,471	4,953	5,435	5,918	6,432
Operating leases, right-of-use	25,505	25,917	22,158	22,806	23,529
Other assets	259,565	264,507	266,465	266,999	268,647
Total assets	$9,822,063	$9,878,836	$9,923,983	$9,819,599	$9,673,728
Deposits:
Noninterest-bearing demand deposits	$2,594,032	$2,544,306	$2,559,788	$2,539,109	$2,548,613
Interest-bearing demand deposits	1,784,769	1,836,550	1,826,041	1,778,615	1,758,629
Savings deposits	2,775,058	2,847,168	2,879,212	2,777,840	2,657,849
Time certificates	1,110,042	1,106,437	1,110,768	1,109,768	1,122,485
Total deposits	8,263,901	8,334,461	8,375,809	8,205,332	8,087,576
Accrued interest payable	8,795	8,241	10,172	9,685	11,501
Operating lease liability	27,278	27,683	23,965	24,657	25,437
Other liabilities	141,137	145,869	128,162	131,478	137,506
Other borrowings	11,713	17,039	17,788	91,706	89,610
Junior subordinated debt	41,238	41,238	101,264	101,222	101,191
Total liabilities	8,494,062	8,574,531	8,657,160	8,564,080	8,452,821
Common stock	682,362	685,594	685,489	692,500	693,462
Retained earnings	740,244	723,668	702,690	693,383	679,907
Accumulated other comprehensive loss, net of tax	(94,605)	(104,957)	(121,356)	(130,364)	(152,462)
Total shareholders’ equity	$1,328,001	$1,304,305	$1,266,823	$1,255,519	$1,220,907
Quarterly Average Balance Data
Average loans	$7,023,749	$6,971,860	$6,878,186	$6,776,188	$6,720,732
Average interest-earning assets	$9,127,429	$9,090,900	$8,973,959	$9,007,447	$8,932,077
Average total assets	$9,929,582	$9,900,675	$9,778,834	$9,808,216	$9,725,643
Average deposits	$8,376,361	$8,361,600	$8,222,982	$8,195,793	$8,118,663
Average borrowings and subordinated debt	$54,943	$88,972	$123,943	$190,666	$196,375
Average total equity	$1,332,304	$1,289,535	$1,273,092	$1,251,994	$1,241,522
Capital Ratio Data
Total risk-based capital ratio	15.1%	15.1%	15.6%	15.8%	15.7%
Tier 1 capital ratio	13.8%	13.9%	13.9%	14.1%	14.0%
Tier 1 common equity ratio	13.3%	13.4%	13.1%	13.3%	13.2%
Tier 1 leverage ratio	11.8%	11.7%	11.8%	11.7%	11.7%
Tangible capital ratio (1)	10.7%	10.4%	10.0%	9.9%	9.7%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$915	$996	$1,129	$5,153	$4,329
Effect on average loan yield	0.05%	0.06%	0.06%	0.08%	0.07%
Effect on net interest margin (FTE)	0.04%	0.04%	0.05%	0.06%	0.05%
Net interest margin (FTE)	4.02%	3.92%	3.76%	3.89%	3.71%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.98%	3.88%	3.71%	3.83%	3.66%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$33,634	$34,019	$29,034	$121,558	$114,868
Exclude provision for income taxes	12,942	12,449	9,854	44,601	40,236
Exclude provision for credit losses	3,000	670	1,702	12,063	6,632
Net income before provisions for income taxes and credit losses (Non-GAAP)	$49,576	$47,138	$40,590	$178,222	$161,736

Average assets (GAAP)	$9,929,582	$9,900,675	$9,725,643	$9,854,786	$9,757,326
Average equity (GAAP)	$1,332,304	$1,289,535	$1,241,522	$1,286,959	$1,200,140

Return on average assets (GAAP) (annualized)	1.34%	1.36%	1.19%	1.23%	1.18%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.98%	1.89%	1.66%	1.81%	1.66%
Return on average equity (GAAP) (annualized)	10.02%	10.47%	9.30%	9.45%	9.57%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.76%	14.50%	13.01%	13.85%	13.48%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Return on tangible common equity
Average total shareholders' equity	$1,332,304	$1,289,535	$1,241,522	$1,286,959	$1,200,140
Exclude average goodwill	304,442	304,442	304,442	304,442	304,442
Exclude average other intangibles	4,712	5,259	7,085	5,498	8,592
Average tangible common equity (Non-GAAP)	$1,023,150	$979,834	$929,995	$977,019	$887,106

Net income (GAAP)	$33,634	$34,019	$29,034	$121,558	$114,868
Exclude amortization of intangible assets, net of tax effect	339	339	725	1,381	2,900
Tangible net income available to common shareholders (Non-GAAP)	$33,973	$34,358	$29,759	$122,939	$117,768

Return on average equity (GAAP) (annualized)	10.02%	10.47%	9.30%	9.45%	9.57%
Return on average tangible common equity (Non-GAAP)	13.17%	13.91%	12.73%	12.58%	13.28%

	Three months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,328,001	$1,304,305	$1,266,823	$1,255,519	$1,220,907
Exclude goodwill and other intangible assets, net	308,913	309,395	309,877	310,360	310,874
Tangible shareholders' equity (Non-GAAP)	$1,019,088	$994,910	$956,946	$945,159	$910,033

Total assets (GAAP)	$9,822,063	$9,878,836	$9,923,983	$9,819,599	$9,673,728
Exclude goodwill and other intangible assets, net	308,913	309,395	309,877	310,360	310,874
Total tangible assets (Non-GAAP)	$9,513,150	$9,569,441	$9,614,106	$9,509,239	$9,362,854

Shareholders' equity to total assets (GAAP)	13.52%	13.20%	12.77%	12.79%	12.62%
Tangible shareholders' equity to tangible assets (Non-GAAP)	10.71%	10.40%	9.95%	9.94%	9.72%

	Three months ended
(dollars in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$1,019,088	$994,910	$956,946	$945,159	$910,033

Common shares outstanding at end of period	32,334,974	32,506,880	32,550,264	32,892,488	32,970,425

Common shareholders' equity (book value) per share (GAAP)	$41.07	$40.12	$38.92	$38.17	$37.03
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$31.52	$30.61	$29.40	$28.73	$27.60